Exhibit 99.1

    SunLink Healthcare Receives a Further Overture from Attentus Healthcare

    ATLANTA--(BUSINESS WIRE)--April 5, 2004--SunLink Health Systems, Inc. (AMEX:SSY) today announced that it has received a further overture from Attentus Healthcare to acquire all outstanding SunLink shares for $5 per share subject to due diligence and negotiation of definitive documents.
    SunLink's Board of Directors, after consultation with its legal and financial advisors, has authorized management to execute an appropriate confidentiality agreement with Attentus as a necessary preliminary step to any discussion with Attentus regarding their proposal and SunLink's value. SunLink restated that it is not for sale and said it believes its business plan is superior to Attentus' latest proposal and would provide greater long term benefits to SunLink's shareholders. SunLink also believes its hospital portfolio reflects value considerably in excess of Attentus' proposal.
    SunLink Health Systems, Inc. operates eight community hospitals and related businesses in the Southeast and Midwest. Each SunLink facility is the only hospital in its community. SunLink's operating strategy is to link patients' needs with dedicated physicians and health professionals to deliver quality, efficient medical care in each community it serves.
    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the Company's business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the Company's Annual Report on Form 10-K for the year ended June 30, 2003 and in its Form S-4 relating to the HealthMont merger dated August 11, 2003.

    CONTACT: SunLink Health Systems, Inc.
             Robert M. Thornton, Jr., 770-933-7000